Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 14, 2007, with respect to the consolidated statement of financial condition of First Mutual Bancshares, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2006 and in our same report with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ Moss Adams LLP

Everett, Washington

August 10, 2007